Exhibit 10.21

STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of the date indicated on Schedule B hereto (the “Grant Date”), is made by and between Renaissance Parent Corp., a corporation existing under the laws of Delaware (hereinafter referred to as the “Company”) and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company (hereinafter referred to as the “Optionee”). Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2013 Stock Incentive Plan for Key Employees of Renaissance Parent Corp. and its Subsidiaries, as such Plan may be amended from time to time (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.            Cause

“Cause” shall mean, with respect to an Optionee: (i) a material breach by the Optionee of the terms of the Company’s policies, the terms of which have previously been provided to such Optionee; (ii) any act of theft, misappropriation, embezzlement, fraud or similar conduct by the Optionee involving the Company or any of its Affiliates; (iii) the Optionee’s failure to act in accordance with any specific lawful instructions given to the Optionee by the Board (or any committee thereof) in connection with the performance of the Optionee’s duties for the Company or any subsidiary of the Company, which continues beyond ten (10) Business Days after a written demand for substantial performance is delivered to the Optionee by the Company (the “Cure Period”); (iv) any damage of a material nature to the business or property of the Company or any Affiliate caused by Optionee’s willful or grossly negligent conduct which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured); (v) any intentional misconduct by the Optionee which is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the Optionee that such conduct was in the best interests of the Company; (vi) the conviction or the plea of nolo contendere or the equivalent in respect of any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit, or fraud by the Optionee; or (vii) a knowing and material breach of the Management Stockholder’s Agreement or the Optionee’s other written agreements with the Company which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured). A termination for Cause shall be effective when the Company has given the Optionee written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given the Optionee the Cure Period within which to respond.

Section 1.2.            Disability

“Disability” shall mean “Disability” as such term is defined in any Other Relevant Agreement between the Optionee and the Company or any subsidiary thereof, or, if there is no such agreement or no such term defined therein, “Disability” for purposes of eligibility for benefits under the long-term disability plan of the Company or any subsidiary thereof, as applicable.

Section 1.3.            EBITDA

“EBITDA” shall have the meaning as set forth on Schedule A attached hereto.

Section 1.4.            Fiscal Year

“Fiscal Year” shall mean each of the fiscal years of the Company set forth on Schedule A attached hereto.

Section 1.5.            Good Reason

“Good Reason” shall mean: (i) a material adverse change in the Optionee’s position causing it to be of materially less stature, responsibility, or authority or the assignment to the Optionee of any material duties inconsistent with the customary duties of the Optionee's position, in each case without the Optionee’s written consent (provided that if, after an Initial Public Offering, the Company or its successor entity ceases to be a publicly traded entity, such fact shall not constitute a change in the Optionee’s existing position), (ii) the relocation of the offices at which the Optionee is principally employed to a location which is more than 50 miles from the offices at which the Optionee is principally employed immediately prior to such relocation, or (iii) a reduction, without the Optionee’s written consent, in the Optionee’s base salary or the target bonus amount the Optionee is eligible to earn under the Company’s current annual incentive plan or any successor or replacement annual incentive plan that the Company adopts (such current plan or any such successor or replacement plan, the “Annual Incentive Plan”); provided, however, that nothing herein shall be construed to guarantee the Optionee’s bonus for any year if the applicable performance targets are not met; and provided further, that it shall not constitute Good Reason hereunder if the Company makes an appropriate pro rata adjustment to the applicable bonus and targets under the Annual Incentive Plan in the event of a change in the Company’s fiscal year.

Unless the Optionee provides written notification of an event described in clauses (i) or (ii) above within ninety (90) days after the Optionee knows or has reason to know of the occurrence of any such event, the Optionee shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If the Optionee provides such written notification to the Company (or such subsidiary of the Company as may be specified in the Stock Option Agreement), the Company shall have ten (10) Business Days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Optionee, such event shall no longer constitute Good Reason for purposes of this Agreement. Notwithstanding the foregoing, any event described in clauses (i) or (ii) above must be an event that would result in a material negative change in the Optionee’s employment relationship with the Company and thus effectively constitute an involuntary termination of employment for purposes of Section 409A of the Code.

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Section 1.6.            Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.7.            Option

“Option” shall mean the aggregate of the Time Option and the Performance Option, as granted under Section 2.1 of this Agreement.

Section 1.8.            Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of Shares set forth on Schedule B hereof opposite the term Performance Option.

Section 1.9.            Sale Participation Agreement

“Sale Participation Agreement” shall mean that certain Sale Participation Agreement between the Optionee and KKR Renaissance Aggregator L.P.

Section 1.10.            Sponsor IRR

“Sponsor IRR” shall mean, as of a Change in Control, the cumulative internal rate of return of the Sponsor (which in no circumstances includes any fees paid to the Sponsor or expenses reimbursed to the Sponsor from time to time (“Sponsor Fees”)) on the Sponsor’s aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by the Sponsor, directly or indirectly, from time to time in respect of such investment, determined on a fully diluted basis, assuming inclusion of all Shares underlying all then outstanding Time Options and Performance Options.

Section 1.11.            Sponsor MOIC

“Sponsor MOIC” shall mean, as of a Change in Control, the result obtained by dividing (i) the cash consideration received by the Sponsor (other than any Sponsor Fees) as of the Change in Control by (ii) the aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by the Sponsor, directly or indirectly, from time to time in respect of such investment.

Section 1.12.            Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of Shares set forth on Schedule B hereof opposite the term Time Option.

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ARTICLE II

GRANT OF OPTIONS

Section 2.1.            Grant of Options

For good and valuable consideration, on and as of the Grant Date, the Company irrevocably grants to the Optionee the following Stock Options: (a) the Time Option and (b) the Performance Option, in each case on the terms and conditions set forth in this Agreement.

Section 2.2.            Exercise Price

Subject to Section 2.4, the exercise price of the Shares covered by the Option (the “Exercise Price”) shall be as set forth on Schedule B hereof, which shall be the Fair Market Value on the Grant Date.

Section 2.3.            No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service relationship of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or any Subsidiary or Affiliate or offer letter provided by the Company or any Subsidiary or Affiliate to the Optionee.

Section 2.4.            Certain Adjustments to Stock Options

The Option shall be subject to, and the Company, the Committee and the Optionee shall have such rights as are specified under, the adjustment provisions of Sections 8 and 9 of the Plan, as applicable.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.             Commencement of Exercisability

(a)       So long as the Optionee continues to be employed by the Company or any other Service Recipients through each applicable vesting date specified below, the Option shall become exercisable pursuant to the following schedules:

(i)                  Time Option. The Time Option shall become vested and exercisable with respect to 20% of the Shares subject to such Option on the last day of each of the Fiscal Years 2016, 2017, 2018, 2019 and 2020, respectively.

(ii)                 Performance Option.

(A)	If the Company achieves the applicable EBITDA targets as set forth for each of the Fiscal Years 2016 through 2020 as set forth on Schedule A attached hereto (each an “Annual Performance Target”), then the Performance Option shall be eligible to become vested and exercisable with respect to 20% of the Shares subject to such Option at the end of each such Fiscal Year; provided that:

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1)	In the event that the Annual Performance Target in respect of Fiscal Year 2017 is not achieved, but the Company’s EBITDA in respect of Fiscal Year 2017 is at least $ , then one-quarter (1/4) of the Performance Options eligible to vest in respect of Fiscal Year 2017 shall vest and become exercisable at the end of Fiscal Year 2017, and with respect to the remaining three-quarters (3/4) of the Performance Options eligible to vest in respect of Fiscal Year 2017 (the “Unvested 2017 Options”), one-half (1/2) of such Unvested 2017 Options shall vest and become exercisable at the end of Fiscal Year 2019 if the Company’s EBITDA in respect of Fiscal Year 2019 is at least $ and one-half (1/2) of the Unvested 2017 Options shall vest and become exercisable at the end of Fiscal Year 2020 if the Company’s EBITDA in respect of Fiscal Year 2020 is at least $ ; provided, that if the Cumulative Performance Target in respect of a subsequent Fiscal Year is achieved or exceeded, then any unvested portion of the Unvested 2017 Options shall vest and become exercisable at the end of such subsequent Fiscal Year; and

2)	in the event that the Annual Performance Target in respect of Fiscal Year 2018 is not achieved, but the Company’s EBITDA in respect of Fiscal Year 2018 is at least $ , then one-quarter (1/4) of the Performance Options eligible to vest in respect of Fiscal Year 2018 shall vest and become exercisable at the end of Fiscal Year 2018, and with respect to the remaining three-quarters (3/4) of the Performance Options eligible to vest in respect of Fiscal Year 2018 (the “Unvested 2018 Options”), one-half (1/2) of such Unvested 2018 Options shall vest and become exercisable at the end of Fiscal Year 2019 if the Company’s EBITDA in respect of Fiscal Year 2019 is at least $ and one-half (1/2) of the Unvested 2018 Options shall vest and become exercisable at the end of Fiscal Year 2020 if the Company’s EBITDA in respect of Fiscal Year 2020 is at least $ ; provided, that if the Cumulative Performance Target in respect of a subsequent Fiscal Year is achieved or exceeded, then any unvested portion of the Unvested 2018 Options shall vest and become exercisable at the end of such subsequent Fiscal Year.

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(B)	Notwithstanding the foregoing, in the event that the Annual Performance Target is not achieved in a particular Fiscal Year (a “Missed Year”), then that 20% portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its Annual Performance Target in the Missed Year shall nevertheless also vest and become exercisable at the end of any subsequent Fiscal Year if at the end of such subsequent Fiscal Year, the Cumulative Performance Target set forth on Schedule A for such Fiscal Year is achieved or exceeded. Any part of the Performance Option that does not vest pursuant to Section 3.1(a)(ii)(A) or (B) shall remain outstanding as an unvested Option subject to vesting pursuant to Section 3.1(b) until such Option otherwise terminates pursuant to this Agreement.

(b)         Effect of Change in Control. Notwithstanding any of Section 3.1(a) above:

(i)       immediately prior to any Change in Control, any then unvested portion of the Time Option shall become immediately vested and exercisable as to 100% of the Shares subject to such Time Option; and

(ii)       immediately prior to any Change in Control, any then unvested portion of the Performance Option shall become immediately vested and exercisable as to 100% of the Shares subject to such Performance Option, but only if, and to the extent that, as a result of such Change in Control, the Sponsor has achieved a Sponsor IRR of 22.5% and a Sponsor MOIC of 2.5x.

(c)         Forfeit of Unvested Options on Termination of Employment. No Option shall become exercisable as to any additional Shares following the termination of employment of the Optionee for any reason and any Option that is unexercisable as of the Optionee’s termination of employment shall immediately expire without payment therefor. For the purposes of this Agreement, if the termination of the Optionee’s employment is subject to a notice period, the date such notice is given will be deemed to be the Optionee’s termination date.

Section 3.2.            Expiration of Option

Except as otherwise provided in Section 5 or Section 6 of the Management Stockholder’s Agreement, the Optionee may not exercise any vested portion of the Option to any extent after the first to occur of the following events:

(a)       The tenth anniversary of the Grant Date;

(b)       The first anniversary of the date of the termination of the Optionee’s employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Disability;

(c)       Immediately upon the date of the termination of the Optionee’s employment by the Company and all Service Recipients for Cause;

(d)       Thirty (30) days after the date of the termination of the Optionee’s employment by the Company and all Service Recipients by the Optionee without Good Reason (except due to death or Disability);

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(e)       One-hundred eighty (180) days after the date of an Optionee’s termination of employment by the Company and all Service Recipients without Cause (except due to death or Disability);

(f)       One-hundred eighty (180) days after the date of an Optionee’s termination of employment with the Company and all Service Recipients by the Optionee for Good Reason;

(g)       The date the Option is terminated pursuant to a Change in Control or Section 4 or 5 of the Management Stockholder’s Agreement; or

(h)       Notwithstanding any of the foregoing, immediately or on such date established, if the Committee so determines pursuant to Section 9 of the Plan.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.            Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2.            Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3.            Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Company at the addresses set out in Schedule C all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)       Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)       Full payment (in cash by wire transfer, if the Optionee so elects in the notice of exercise through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law or other form of payment if agreed by the Company) of the Exercise Price for the Shares with respect to which such Option or portion thereof is exercised;

(c)       Full payment (in cash by wire transfer or, if vested Options are being exercised during the exercise periods specified in any of Sections 3.2(b), (e) or (f), as applicable, or if otherwise so agreed by the Company, through the withholding of Shares in the same manner as provided in Section 4.3(b) above) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised;

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(d)       A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under (i) the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder and (ii) the Management Stockholder’s Agreement, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act, if applicable and any other federal or state securities laws or regulations; and

(e)       In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it, to the extent required under Section 3 of the Management Stockholder’s Agreement, to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act or other applicable laws, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act and/or other applicable laws, and such registration is then effective in respect of such shares.

Section 4.4.            Conditions to Issuance of Stock Certificates/Registration of Issuance of Shares

The Shares deliverable upon the exercise of an Option, or any portion thereof, may be either non-issued and/or previously authorized but unissued shares to the extent legally permitted or issued shares, which have then been reacquired by the Company. Such shares when issued shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased and as the case may be subscribed for (if certified, or if not certified, register the issuance of such shares on its books and records) upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)       The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b)       The execution by the Optionee of the Management Stockholder’s Agreement and the Sale Participation Agreement if the Optionee is not already a party to such agreements; and

(c)       The payment in full to the Company of the Exercise Price for the Shares for which the Option is exercised as provided in Section 4.3(c).

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 As soon as practicable after fulfillment of the conditions in this Section 4.4, the Company shall issue the Shares deliverable upon the exercise of the Option to the Optionee (either by delivery of a certificate for such Shares, or if not certificated by registering the issuance of such Shares on its books and records) and shall enter the Optionee's ownership of such Shares into the register of registered shares of the Company.

Section 4.5.              Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of the Option or any portion thereof unless and until such Shares shall have been issued by the Company to such holder (in case of issuance of new Shares) and/or the Shares have otherwise been recorded in the register of registered shares of the Company as owned by such holder (and then only to the extent such Shares are held directly by the holder).

ARTICLE V

MISCELLANEOUS

Section 5.1.            Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.            Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.            Notices

All notices and other communications provided for herein shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery, and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows: Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Board, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.

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Section 5.4.            Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.            Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement; Forfeiture upon Failure to Accept

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and the Sale Participation Agreement, to the extent applicable to the Option and such Shares. By accepting the Option (including through electronic means), the Optionee agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Optionee’s rights under the Option will lapse thirty (30) days from the Grant Date, and the Option will be forfeited on such date if the Optionee shall not have accepted this Agreement by such date.

Section 5.6.            Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7.            Governing Law

The laws of the State of New York applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity, and performance of the terms of this Agreement.

Section 5.8.            Dispute Resolution

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively, and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place in New York, New York, United States. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each party hereto shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

[Signatures on next pages.]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

RENAISSANCE PARENT CORP.

By:

Name:

Title:

[Signature Page of Stock Option Agreement]

OPTIONEE:

[Name]

ADDRESS:

[Signature Page of Stock Option Agreement]

Schedule A to the Stock Option Agreement

Annual and Cumulative Performance Targets

The Annual and Cumulative Performance Targets are based on the Company’s achievement of the following EBITDA targets for the following Fiscal Years:

Performance Targets	2016	2017	2018	2019	2020
EBITDA	$400,000,000	$	$	$	$
Cumulative Target		$	$	$	$

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Sponsor and/or its Affiliates. The Board may, following consultation with the Chief Executive Officer of the Company (the “CEO”), in its discretion, adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, any extraordinary or one-time events, including, without limitation, acquisitions, divestitures, major capital investment programs, changes in accounting standards, stock expense related to the issuance of Options, or other extraordinary or unusual events or occurrences, or any costs or expenses incurred during such period relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Closing Date. Without limiting the foregoing, if the Company makes an acquisition in any year, the Annual Performance Target for such year and the Cumulative Performance Target, if any, for such year and subsequent years will be adjusted fairly and appropriately, in consultation with the CEO, which adjustment may reflect the amount of EBITDA in the plan for the target presented to the Board at the time the acquisition is approved by the Board. Annual Performance Targets and Cumulative Performance Targets may also be fairly and appropriately adjusted by the Board, in consultation with the CEO, for any divestitures, major capital investment programs and any change in GAAP promulgated by accounting standard setters. In the event that any of the foregoing action is taken, such adjustment shall reflect the amount deemed reasonably necessary by the Board, in the exercise of its good faith judgment to accurately reflect the effect such event has on such Annual Performance Targets and Cumulative Performance Targets. The intent of such adjustments is to keep the probability of achieving the Annual Performance Targets and Cumulative Performance Targets the same as if the event triggering such adjustment had not occurred. The Board will use reasonable efforts to provide that the determination of any necessary adjustment shall be made within 60 days following the completion or closing of such event.

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Schedule B to the Stock Option Agreement

Grant Date: [●]

Exercise Price of Options:	$7.00

Option Grants:

Total Option Grant:	Shares

Aggregate number of Shares for which the Time Option granted hereunder is exercisable:	50% of total Option Grant

Aggregate number of Shares for which the Performance Option granted hereunder is exercisable:	50% of total Option Grant

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Schedule C to the Stock Option Agreement: Notice of Exercise

A.	To the Company

Renaissance Parent Corp.

c/o Gardner Denver, Inc.

222 East Erie Street, Suite 500

Milwaukee, WI 53202

Attention: General Counsel

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